SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
        and 15(d) of the Securities Exchange Act of 1934

                Commission File Number:  0-9964

                      Besicorp Group Inc.
     (Exact name of registrant as specified in its charter)

                  950 Third Avenue, 23rd Floor
                    New York, New York 10022
                         (212) 688-2700
 (Address, including zip code, and telephone number, including area code, of
           registrant's principal executive offices)

                 Common Stock, Par Value $0.10
    (Title of each class of securities covered by this Form)

                         Not applicable
 (Titles of all other classes of securities for which a duty to file reports under
                section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]          Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(1)(ii)  [ ]          Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)   [ ]          Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)  [ ]          Rule 15d-6               [ ]
Rule 12h-3(b)(1)(i)   [ ]

     Approximate number of holders of record as of the certification or notice date: 1.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Besicorp Group Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   BESICORP GROUP INC.

                                   DATE:  March 26, 1999

                                   /s/  James Haber
                                   ----------------------------
                                   Name: James Haber
                                   Title:  President